PIONEER FUND


                          Establishment and Designation
                                       of
        Class A Shares, Class B Shares, Class C Shares and Class Y Shares
                            of Beneficial Interest of
                                  Pioneer Fund


         The undersigned, being a majority of the Trustees of Pioneer Fund, a Delaware business trust (the "Fund"), acting pursuant to Article V, Section 1 of the Agreement and Declaration of Trust dated April 26, 1996 of the Fund (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares") to create four classes of Shares of the Fund as follows:

1. The four classes of Shares established and designated hereby are "Class A Shares," "Class B Shares," "Class C Shares" and "Class Y Shares," respectively.

2. Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class Y Shares, the method of determining the net asset value of Class A Shares, Class B Shares, Class C Shares and Class Y Shares and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall be established by the Trustees of the Fund in accordance with the provisions of the Declaration and shall be set forth in the Fund's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares, Class Y Shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.

         IN WITNESS WHEREOF, the undersigned have executed this instrument this 1st day of July, 1997.


/s/ John F. Cogan, Jr.                        /s/ Marguerite A. Piert
John F. Cogan, Jr.                            Marguerite A. Piret
as Trustee and not individually               as Trustee and not individually
975 Memorial Drive, #802                      162 Washington Street
Cambridge, MA  02138                          Belmont, MA  02178


/s/ Mary K. Bush                              /s/ David D. Tripple
Mary K. Bush                                  David D. Tripple
as Trustee and not individually               as Trustee and not individually
4201 Cathedral Ave. NW                        6 Woodbine Road
Apt. 1016E                                    Belmont, MA  02178
Washington, DC 20016


/s/ Richard H. Eddahl                         /s/ Stephen K. West
Richard H. Egdahl, M.D.                       Stephen K. West, Esq.
as Trustee and not individually               as Trustee and not individually
Health Policy Institute                       Sullivan & Cromwell
53 Bay State Road                             125 Board Street
Boston, MA  02215                             New York, NY  10004


/s/ Margaret BW Graham                        /s/ John Winthrop
Margaret B.W. Graham                          John Winthrop
as Trustee and not individually               as Trustee and not individually
The Keep                                      One Adgers Wharf
P.O. Box 110                                  Charlestown, SC  29401
Little Deer Isle, ME 04650


/s/ John W. Kendrick
John W. Kendrick
as Trustee and not individually
6363 Waterway Drive
Falls Church, VA 22044